Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Growth and Attractive Returns in 2018
Continues to broaden portfolio of protection solutions

NORTHBROOK, Ill., February 5, 2019 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2018.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Consolidated revenues	$9,481	$10,062	(5.8)	$39,815	$39,407	1.0
Net income (loss) applicable to common shareholders	(312)	1,220	NM	2,104	3,073	(31.5)
per diluted common share	(0.91)	3.35	NM	5.96	8.36	(28.7)
Adjusted net income*	430	762	(43.6)	2,851	2,467	15.6
per diluted common share*	1.24	2.09	(40.7)	8.07	6.71	20.3
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				10.5%	15.5%	(5.0)
Adjusted net income*				14.8%	13.4%	1.4
Book value per common share				57.56	57.58	—
Property-Liability combined ratio
Recorded	97.0	91.0	6.0	93.6	93.6	—
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	86.8	85.7	1.1	85.8	84.9	0.9
Property and casualty insurance premiums written	8,859	8,147	8.7	34,986	32,742	6.9
Catastrophe losses	963	599	60.8	2,855	3,234	(11.7)
Total policies in force (in thousands)				113,892	82,276	38.4

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

NM = not meaningful

“Allstate continues to deliver strong operating results while building the future. The strategy to grow market share in personal protection is working with growth in auto and home insurance, workplace benefits and protection plans. We also expanded identity protection by acquiring InfoArmor. Full year revenues increased to $40.7 billion, excluding realized capital gains and losses. Policies in force increased 2.4% in Allstate Protection insurance, and the addition of 30 million SquareTrade protection policies brought our total to over 113 million. Arity, our connected car platform, is now collecting 10 billion miles of driving data per month through expansion of third-party connectivity,” said Tom Wilson, Chair, President and Chief Executive Officer of The Allstate Corporation.

“Operating results for 2018 were strong with achievement of the five Operating Priorities. Customers were better served with increased net promoter scores, which supported higher growth. Attractive returns were generated as the underlying combined ratio was better than the range established at the beginning of the year. Adjusted net income* was $8.07 per share, 20.3% higher than 2017, and adjusted net income return on common shareholders’ equity* was 14.8%. Reflecting these results, the underlying combined ratio* for the Property-Liability business is expected to be between 86 and 88(1) in 2019,” concluded Wilson.

Full Year 2018 Financial Highlights

•	Allstate delivered on the 2018 Operating Priorities, which focus on both near-term performance and long-term value creation.

◦	Better Serve Customers: The Net Promoter Score, which measures how likely customers are to recommend us, increased for all major businesses.

◦
Achieve Target Economic Returns on Capital: Adjusted net income return on shareholders’ equity* was 14.8% for 2018, primarily driven by strong Property-Liability underwriting income. Allstate Life and Allstate Benefits also generated good returns.

◦
Grow Customer Base: Allstate Protection policies in force increased by 2.4% in 2018 to 33.3 million due to a 2.3% increase in the Allstate brand and 10.4% in the Esurance brand. Consolidated policies in force grew to 113.9 million in 2018.

◦
Proactively Manage Investments: Total return on the $81 billion investment portfolio was 0.8% during a volatile 2018, reflecting lower equity and fixed income valuations. Net investment income of $3.2 billion was 4.7% lower than 2017, primarily due to decreased performance-based income compared to a very strong 2017.

◦
Build Long-Term Growth Platforms: SquareTrade continued its rapid growth in 2018 with a 77.1% increase in policies, and acquired PlumChoice to broaden its service offering. In the fourth quarter, Allstate acquired InfoArmor, a fast growing identity protection provider.

Fourth Quarter 2018 Results

•	Total revenue of $9.48 billion in the fourth quarter of 2018 decreased 5.8% compared to the prior year quarter.

◦	Property-Liability insurance premiums earned increased 5.7%.

◦	Service Businesses revenue increased 27.1%.

◦	Life premiums and contract charges increased 4.0%.

◦	Net investment income decreased 13.9%.

◦	Realized capital losses reduced revenues by $894 million.

•
Net loss applicable to common shareholders was $312 million, or $0.91 per diluted share, in the fourth quarter of 2018, compared to net income of $1.22 billion, or $3.35 per diluted share, in the fourth quarter of 2017. Realized capital losses, principally from mark to market losses on the public equity portfolio, more than offset adjusted net income* of $430 million in the fourth quarter. Fourth quarter adjusted net income* was $332 million below the prior year quarter, driven by higher catastrophe losses, lower net investment income and a larger pension settlement charge, partially offset by higher premiums earned and reduced auto insurance accident frequency.

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

•
Property-Liability underwriting income of $249 million in the fourth quarter of 2018 was $466 million below the prior year quarter, driven by higher catastrophe losses, increased claim severity and lower favorable prior year reserve reestimates, partially offset by increased premiums earned and reduced auto accident frequency.

◦
The recorded combined ratio of 97.0 for the fourth quarter was 6.0 points above the prior year quarter, primarily driven by catastrophe losses of $963 million, net of reinsurance recoveries of more than $700 million. Hurricane Michael and the Camp and Woolsey wildfires in California accounted for approximately 85% of recorded catastrophe losses in the quarter.

◦
The underlying combined ratio* of 85.8 for the full year 2018 was within the revised annual outlook range of 85 to 87. The underlying combined ratio* of 86.8 for the fourth quarter of 2018 was 1.1 points higher than the prior year quarter, primarily due to adverse non-catastrophe weather related losses in Allstate and Encompass brand homeowners insurance and higher auto claim severity.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
(% to earned premiums)	2018	2017	pts Change	2018	2017	pts Change
Recorded Combined Ratio	97.0	91.0	6.0	93.6	93.6	—
Allstate Brand Auto	92.9	91.9	1.0	91.9	93.2	(1.3)
Allstate Brand Homeowners	105.7	85.4	20.3	93.3	89.4	3.9
Esurance Brand	101.8	100.2	1.6	101.3	103.3	(2.0)
Encompass Brand	102.0	106.4	(4.4)	98.7	103.0	(4.3)

Underlying Combined Ratio*	86.8	85.7	1.1	85.8	84.9	0.9
Allstate Brand Auto	93.6	94.2	(0.6)	92.2	92.2	—
Allstate Brand Homeowners	61.9	59.9	2.0	63.5	60.5	3.0
Esurance Brand	99.8	99.8	—	98.3	100.2	(1.9)
Encompass Brand	101.6	86.4	15.2	91.0	86.5	4.5

◦
Allstate brand auto insurance net written premium grew 6.4% in the fourth quarter of 2018 compared to the prior year quarter, reflecting a 2.7% increase in policies in force and higher average premium. The recorded combined ratio of 92.9 in the fourth quarter of 2018 was 1.0 point higher than the prior year quarter. The underlying combined ratio* of 93.6 in the quarter was 0.6 points better than the prior year quarter, due to higher earned premium and lower accident frequency, partially offset by higher physical damage claim severity.

◦
Allstate brand homeowners insurance net written premium grew 4.9% in the fourth quarter of 2018 compared to the prior year quarter and continues to generate attractive returns. The recorded combined ratio of 105.7 in the fourth quarter was 20.3 points higher than the prior year quarter, primarily driven by catastrophe losses of $798 million, compared to $480 million in the prior year quarter. For the full year 2018, the recorded combined ratio was 93.3 and the underlying combined ratio* was 63.5.

◦
Esurance brand net written premium grew 16.3% and policies in force increased 10.4% in the fourth quarter of 2018 compared to the prior year quarter. The recorded combined ratio of 101.8 in the fourth quarter of 2018 was 1.6 points higher than the prior year quarter, driven by elevated claim severity, increased advertising spend and higher catastrophe losses, partially offset by earned premium growth. The underlying combined ratio* of 99.8 in the fourth quarter was in line with the prior year quarter.

◦
Encompass brand net written premium increased 1.6% in the fourth quarter of 2018 compared to the prior year quarter. The recorded combined ratio of 102.0 in the fourth quarter of 2018 was 4.4 points better than the prior year quarter. The underlying combined ratio* of 101.6 in the fourth quarter was 15.2 points higher than the prior year quarter, primarily due to current year reserve strengthening in auto insurance and adverse non-catastrophe weather related losses in homeowners insurance.

•
Service Businesses policies in force grew to 74.2 million, and revenues increased 27.1% compared to the prior year quarter. Adjusted net income was $6 million, an increase of $30 million compared to the prior year quarter.

Service Businesses Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2018	2017	% / $ Change	2018	2017	% / $ Change
Total Revenues	$356	$280	27.1%	$1,318	$1,059	24.5%
SquareTrade	137	90	52.2	509	297	71.4
Allstate Roadside Services	74	73	1.4	302	307	(1.6)
Allstate Dealer Services	105	97	8.2	403	376	7.2
Arity	24	20	20.0	88	79	11.4
InfoArmor	16	—	NA	16	—	NA
Adjusted Net Income / (Loss)	$6	$(24)	$30	$2	$(59)	$61
SquareTrade	9	(11)	20	23	(22)	45
Allstate Roadside Services	(7)	(7)	—	(23)	(20)	(3)
Allstate Dealer Services	6	—	6	15	(2)	17
Arity	(3)	(6)	3	(14)	(15)	1
InfoArmor	1	—	NA	1	—	NA
NA = not applicable

◦
SquareTrade revenue was $137 million in the fourth quarter, reflecting policy growth of 29.9 million compared to the fourth quarter of 2017 and the adoption of the new revenue recognition accounting standard. Adjusted net income was $9 million in the fourth quarter of 2018, due to improved loss experience.

◦
Allstate Roadside Services had revenues of $74 million in the fourth quarter. The adjusted net loss of $7 million in the fourth quarter was comparable to the prior year quarter due to adverse loss experience and expenses associated with the provider network and technology.

◦	Allstate Dealer Services revenue grew 8.2% compared to the fourth quarter of 2017, and adjusted net income was $6 million, reflecting improved loss experience.

◦
Arity revenue was $24 million in the fourth quarter of 2018, primarily from contracts with affiliates. The adjusted net loss of $3 million in the quarter includes investments in research and development.

◦	InfoArmor, an identity protection provider acquired in October 2018, had revenues of $16 million, and adjusted net income of $1 million in the fourth quarter of 2018.

Allstate Life, Benefits and Annuities Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2018	2017	% Change	2018	2017	% Change
Premiums and Contract Charges
Allstate Life	$340	$324	4.9%	$1,315	$1,280	2.7%
Allstate Benefits	281	273	2.9	1,135	1,084	4.7
Allstate Annuities	4	4	—	15	14	7.1
Adjusted Net Income
Allstate Life	$68	$57	19.3%	$289	$253	14.2%
Allstate Benefits	25	20	25.0	119	95	25.3
Allstate Annuities	31	55	(43.6)	130	204	(36.3)

•
Allstate Life adjusted net income of $68 million in the fourth quarter of 2018 was 19.3% higher than the prior year quarter, driven by a lower effective tax rate and higher premiums and contract charges, partially offset by higher contract benefits.

•
Allstate Benefits adjusted net income was $25 million in the fourth quarter of 2018, $5 million higher than the prior year quarter, primarily due to increased premiums and a lower effective tax rate, partially offset by higher expenses.

•	Allstate Annuities adjusted net income was $31 million in the fourth quarter of 2018, $24 million lower than the prior year quarter, primarily due to lower performance-based investment income.

•
Allstate Investments $81 billion portfolio generated net investment income of $786 million in the fourth quarter, which declined $127 million from the prior year quarter due to lower performance-based income.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Net investment income	$786	$913	(13.9)	$3,240	$3,401	(4.7)
Market-based investment income(1)	696	664	4.8	2,727	2,656	2.7
Performance-based investment income(1)	145	296	(51.0)	716	917	(21.9)
Realized capital gains and losses(2)	(894)	127	NM	(877)	445	NM
Change in unrealized net capital gains, pre-tax(3)	(11)	(120)	NM	(1,434)	857	NM
Total return on investment portfolio	(0.2)%	1.1%	(1.3)	0.8%	5.9%	(5.1)

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

(2)	Includes $840 million and $691 million of losses in the fourth quarter and in 2018, respectively, due to the valuation of equity investments.

(3)	Upon adoption of the recognition and measurement accounting standard on January 1, 2018, $1.2 billion of unrealized net capital gains for equity securities were reclassified to retained income.
NM = not meaningful

◦
Total return on the investment portfolio of -0.2% for the fourth quarter of 2018 and 0.8% for the year included a stable contribution from net investment income but was impacted by lower fixed income and equity valuations.

◦
Market-based investments contributed $696 million of income in the fourth quarter of 2018, an increase of 4.8% compared to the prior year quarter, primarily from higher bond yields and duration extension of the fixed income portfolio.

◦
Performance-based investments generated income of $145 million in the fourth quarter of 2018, a decrease of 51% over a strong prior year quarter, primarily reflecting a lower number of sales of underlying investments.

◦
Net realized capital losses were $894 million in the fourth quarter of 2018, compared to gains of $127 million in the prior year quarter. Net realized losses for the quarter primarily related to lower valuation of equity investments.

◦	Unrealized net capital gains decreased $11 million from the third quarter, as higher market yields resulted in lower fixed income valuations.

Proactive Capital Management

“Allstate provided excellent cash returns to shareholders in 2018 while broadening our business model through acquisitions. We returned $2.8 billion to common shareholders through a combination of $2.2 billion in common share repurchases and $614 million in common stock dividends,” said Mario Rizzo, Chief Financial Officer. “We continued to strategically deploy capital in the fourth quarter, redeeming $385 million of our Series C Preferred Stock, completing the $525 million acquisition of InfoArmor and $30 million acquisition of PlumChoice, and executing a $1 billion accelerated share repurchase program as part of our $3 billion share repurchase authorization.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9:30 a.m. ET on Wednesday, February 6.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2018	December 31, 2017
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,134 and $57,525)	$57,170	$58,992
Equity securities, at fair value (cost $4,489 and $5,461)	5,036	6,621
Mortgage loans	4,670	4,534
Limited partnership interests	7,505	6,740
Short-term, at fair value (amortized cost $3,027 and $1,944)	3,027	1,944
Other	3,852	3,972
Total investments	81,260	82,803
Cash	499	617
Premium installment receivables, net	6,154	5,786
Deferred policy acquisition costs	4,784	4,191
Reinsurance recoverables, net	9,565	8,921
Accrued investment income	600	569
Property and equipment, net	1,045	1,072
Goodwill	2,530	2,181
Other assets	3,007	2,838
Separate Accounts	2,805	3,444
Total assets	$112,249	$112,422
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,423	$26,325
Reserve for life-contingent contract benefits	12,208	12,549
Contractholder funds	18,371	19,434
Unearned premiums	14,510	13,473
Claim payments outstanding	1,007	875
Deferred income taxes	425	782
Other liabilities and accrued expenses	7,737	6,639
Long-term debt	6,451	6,350
Separate Accounts	2,805	3,444
Total liabilities	90,937	89,871
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 79.8 thousand and 72.2 thousand shares issued and outstanding, $1,995 and $1,805 aggregate liquidation preference	1,930	1,746
Common stock, $.01 par value, 900 million issued, 332 million and 355 million shares outstanding	9	9
Additional capital paid-in	3,310	3,313
Retained income	45,708	43,162
Deferred ESOP expense	(3)	(3)
Treasury stock, at cost (568 million and 545 million shares)	(28,085)	(25,982)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	75	85
Other unrealized net capital gains and losses	(51)	1,981
Unrealized adjustment to DAC, DSI and insurance reserves	(26)	(404)
Unrealized net capital gains and losses	(2)	1,662
Unrealized foreign currency translation adjustments	(64)	(9)
Unrecognized pension and other postretirement benefit cost	(1,491)	(1,347)
Total accumulated other comprehensive (loss) income	(1,557)	306
Total shareholders’ equity	21,312	22,551
Total liabilities and shareholders’ equity	$112,249	$112,422

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues
Property and casualty insurance premiums	$8,707	$8,202	$34,048	$32,300
Life premiums and contract charges	625	601	2,465	2,378
Other revenue	257	219	939	883
Net investment income	786	913	3,240	3,401
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(5)	(11)	(13)	(146)
OTTI losses reclassified (from) to other comprehensive income	1	(2)	(1)	(4)
Net OTTI losses recognized in earnings	(4)	(13)	(14)	(150)
Sales and valuation changes on equity investments and derivatives	(890)	140	(863)	595
Total realized capital gains and losses	(894)	127	(877)	445
	9,481	10,062	39,815	39,407

Costs and expenses
Property and casualty insurance claims and claims expense	6,081	5,279	22,839	21,929
Life contract benefits	488	507	1,973	1,923
Interest credited to contractholder funds	165	168	654	690
Amortization of deferred policy acquisition costs	1,336	1,239	5,222	4,784
Operating costs and expenses	1,642	1,451	5,869	5,442
Amortization of purchased intangible assets	36	25	105	99
Restructuring and related charges	18	32	83	109
Goodwill impairment	—	125	—	125
Interest expense	81	84	332	335
	9,847	8,910	37,077	35,436

Gain on disposition of operations	2	5	6	20

Income from operations before income tax expense	(364)	1,157	2,744	3,991

Income tax expense	(95)	(92)	492	802

Net income	(269)	1,249	2,252	3,189

Preferred stock dividends	43	29	148	116

Net (loss) income applicable to common shareholders	$(312)	$1,220	$2,104	$3,073

Earnings per common share:

Net (loss) income applicable to common shareholders per common share – Basic	$(0.91)	$3.41	$6.05	$8.49

Weighted average common shares – Basic	341.9	357.5	347.8	362.0

Net (loss) income applicable to common shareholders per common share – Diluted	$(0.91)	$3.35	$5.96	$8.36

Weighted average common shares – Diluted	347.1	363.8	353.2	367.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Beginning January 1, 2018, the Tax Legislation reduced the U.S. corporate income tax rate from 35% to 21%. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate for 2018 and 35% for 2017 and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended December 31,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net (loss) income applicable to common shareholders	$(17)	$767	$(312)	$1,220	$(0.91)	$3.35
Realized capital gains and losses, after-tax	516	(73)	704	(90)	2.03	(0.25)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	2	(2)	0.01	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	1	2	—	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(1)	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	2	2	35	17	0.10	0.05
Gain on disposition of operations, after-tax	—	(2)	(1)	(3)	—	(0.01)
Goodwill impairment	—	—	—	125	—	0.34
Tax Legislation expense (benefit)	2	65	2	(506)	0.01	(1.39)
Adjusted net income*	$502	$758	$430	$762	$1.24	$2.09

	Twelve months ended December 31,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$2,341	$2,587	$2,104	$3,073	$5.96	$8.36
Realized capital gains and losses, after-tax	500	(272)	688	(298)	1.95	(0.81)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(3)	—	(0.01)	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	7	10	0.02	0.03
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	(3)	(2)	(3)	(0.01)	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	9	5	90	79	0.25	0.22
Gain on disposition of operations, after-tax	—	(9)	(4)	(13)	(0.01)	(0.04)
Goodwill impairment	—	—	—	125	—	0.34
Tax Legislation expense (benefit)	5	65	(29)	(506)	(0.08)	(1.38)
Adjusted net income*	$2,853	$2,373	$2,851	$2,467	$8.07	$6.71
Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2018	2017
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,104	$3,073
Denominator:
Beginning common shareholders’ equity (1)	$20,805	$18,827
Ending common shareholders’ equity (1)	19,382	20,805
Average common shareholders’ equity	$20,094	$19,816
Return on common shareholders’ equity	10.5%	15.5%

($ in millions)	For the twelve months ended December 31,
	2018	2017
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$2,851	$2,467

Denominator:
Beginning common shareholders’ equity (1)	$20,805	$18,827
Less: Unrealized net capital gains and losses	1,662	1,053
Adjusted beginning common shareholders’ equity	19,143	17,774

Ending common shareholders’ equity (1)	19,382	20,805
Less: Unrealized net capital gains and losses	(2)	1,662
Adjusted ending common shareholders’ equity	19,384	19,143
Average adjusted common shareholders’ equity	$19,264	$18,459
Adjusted net income return on common shareholders’ equity *	14.8%	13.4%
_____________
(1) Excludes equity related to preferred stock of $1,930 million as of December 31, 2018 and $1,746 million as of December 31, 2017 and December 31, 2016.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	97.0	91.0	93.6	93.6
Effect of catastrophe losses	(11.4)	(7.5)	(8.7)	(10.3)
Effect of prior year non-catastrophe reserve reestimates	1.2	2.2	0.9	1.6
Effect of amortization of purchased intangible assets	—	—	—	—
Underlying combined ratio*	86.8	85.7	85.8	84.9

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	0.1	—

Allstate brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	96.5	89.9	92.7	92.3
Effect of catastrophe losses	(12.3)	(7.4)	(9.0)	(10.4)
Effect of prior year non-catastrophe reserve reestimates	1.2	2.3	1.1	2.0
Underlying combined ratio*	85.4	84.8	84.8	83.9

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.1)	—	—

Allstate brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	92.9	91.9	91.9	93.2
Effect of catastrophe losses	(1.0)	(0.7)	(1.6)	(3.4)
Effect of prior year non-catastrophe reserve reestimates	1.7	3.0	1.9	2.4
Underlying combined ratio*	93.6	94.2	92.2	92.2

Effect of prior year catastrophe reserve reestimates	(0.1)	—	(0.2)	(0.1)

Allstate brand - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	105.7	85.4	93.3	89.4
Effect of catastrophe losses	(44.7)	(27.8)	(30.5)	(30.7)
Effect of prior year non-catastrophe reserve reestimates	0.9	2.3	0.7	1.8
Underlying combined ratio*	61.9	59.9	63.5	60.5

Effect of prior year catastrophe reserve reestimates	(1.1)	(0.3)	0.7	(0.1)

Esurance brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	101.8	100.2	101.3	103.3
Effect of catastrophe losses	(1.2)	(0.2)	(2.8)	(2.9)
Effect of prior year non-catastrophe reserve reestimates	(0.6)	—	(0.1)	—
Effect of amortization of purchased intangible assets	(0.2)	(0.2)	(0.1)	(0.2)
Underlying combined ratio*	99.8	99.8	98.3	100.2

Effect of prior year catastrophe reserve reestimates	—	—	0.1	(0.1)

Encompass brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Combined ratio	102.0	106.4	98.7	103.0
Effect of catastrophe losses	(3.9)	(23.4)	(10.0)	(17.7)
Effect of prior year non-catastrophe reserve reestimates	3.5	3.4	2.3	1.2
Underlying combined ratio*	101.6	86.4	91.0	86.5

Effect of prior year catastrophe reserve reestimates	—	(0.4)	1.2	(0.1)

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